Exhibit 99.1

XPO Logistics Announces First Quarter 2021 Results

Reports highest revenue of any quarter in XPO’s history

Generates record first quarter net income and adjusted EBITDA

Significantly raises full year 2021 adjusted EBITDA guidance range to
$1.825 billion to $1.875 billion

GREENWICH, Conn. — May 3, 2021 — XPO Logistics, Inc. (NYSE: XPO) today announced its financial results for the first quarter 2021. Revenue increased to $4.77 billion for the first quarter, compared with $3.86 billion for the same period in 2020. Net income attributable to common shareholders was $115 million for the first quarter, compared with $21 million for the same period in 2020. Operating income was $202 million for the first quarter, compared with $81 million for the same period in 2020. Diluted earnings per share was $1.02 for the first quarter, compared with $0.20 for the same period in 2020.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $164 million for the first quarter, compared with $71 million for the same period in 2020. Adjusted diluted earnings per share, a non-GAAP financial measure, was $1.46 for the first quarter, compared with $0.69 for the same period in 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $443 million for the first quarter, compared with $333 million for the same period in 2020.

For the first quarter 2021, the company generated $173 million of cash flow from operations and $69 million of free cash flow, a non-GAAP financial measure.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Raises 2021 Financial Targets

The company issued new full year guidance as follows:

•	Adjusted EBITDA of $1.825 billion to $1.875 billion, compared with the prior guidance of $1.725 billion to $1.8 billion. The new range for adjusted EBITDA reflects a year-over-year increase in adjusted EBITDA of 31% to 35% from 2020, comprised of:

—	28% to 32% growth in adjusted EBITDA in the logistics segment; and
—	30% to 34% growth in adjusted EBITDA in the transportation segment.

•	Depreciation and amortization of $625 million to $645 million, excluding $145 million of acquisition-related amortization expense;

•	Interest expense of $270 million to $280 million;

•	Effective tax rate of 24% to 26%; and

•	Adjusted diluted EPS of $5.90 to $6.50, up from the prior range of $5.10 to $5.85.

With respect to 2021 cash flows, the company issued the following targets:

•	Gross capital expenditures of $650 million to $700 million, up from the prior range of $625 million to $675 million;

•	Net capital expenditures of $500 million to $550 million, up from the prior range of $475 million to $525 million; and

•	Free cash flow of $650 million to $725 million, up from the prior range of $600 million to $700 million.

The company’s 2021 guidance excludes impacts associated with the planned spin-off of the logistics segment; and assumes 113 million diluted shares outstanding.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “In the first quarter, we reported the highest revenue of any quarter in our history, appreciably outpacing a macro that’s recovering faster than expected. Our net income and adjusted EBITDA were both first quarter records, and we grew adjusted EPS by 112% year-over-year.

“Our truck brokerage business is continuing to outperform the market, powered by the growth of our XPO Connect digital platform. We increased our first quarter brokerage revenue by 83% year-over-year, and grew net revenue by 132%.

“In North American less-than-truckload, we improved our first quarter adjusted operating ratio, excluding real estate sales, by 220 basis points year-over-year to 84.3%. Our LTL business has strong momentum: our technology is expanding margin, and the recovery in the industrial economy is stimulating demand for our services.

“In logistics, our record first quarter revenue of $1.82 billion was propelled by the ‘big three’ logistics tailwinds: e-commerce, outsourcing and warehouse automation. We’ve won a tremendous amount of logistics business in the first four months of this year, including a $1.8 billion contract with a longstanding customer that extends and expands our relationship through 2032. This is the largest contract in our company’s history.”

Jacobs continued, “We now expect to grow our 2021 adjusted EBITDA by 31% to 35% year-over-year to a range of $1.825 billion to $1.875 billion, with strong contributions from both of our business segments.”

First Quarter 2021 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $2.99 billion for the first quarter 2021, compared with $2.46 billion for the same period in 2020.

Operating income for the transportation segment was $209 million for the first quarter, compared with $120 million for the same period in 2020. Adjusted EBITDA for the segment was $343 million for the first quarter, compared with $253 million for the same period in 2020. The increases in operating income and adjusted EBITDA were related primarily to higher profitability in truck brokerage and in less-than-truckload (LTL).

In North American LTL, the first quarter operating ratio was 84.9% and the adjusted operating ratio was 82.6%. Excluding gains from sales of real estate, LTL adjusted operating ratio improved 220 basis points year-over-year to 84.3%.

In North American truck brokerage, revenue increased by 83% year-over-year to $589 million for the first quarter, compared with $321 million for the same period in 2020. Net revenue increased 132% year-over-year to $110 million for the quarter, compared with $47 million for the same period in 2020.

•	Logistics: The company’s logistics segment generated revenue of $1.82 billion for the first quarter 2021, compared with $1.44 billion for the same period in 2020. The year-over-year increase in segment revenue was primarily due to 13% organic revenue growth, the acquisition of contract logistics operations in the UK and Ireland, and a benefit from foreign currency conversion.

Logistics segment operating income was $68 million for the first quarter, compared with $38 million for the same period in 2020. Adjusted EBITDA was $155 million for the first quarter, compared with $121 million for the same period in 2020. The increases in operating income and adjusted EBITDA were primarily related to higher revenue from contracts won in prior periods.

•	Corporate: Corporate expense was $75 million for the first quarter 2021, compared with an expense of $77 million for the same period in 2020. Corporate adjusted EBITDA was an expense of $55 million for the first quarter, compared with an expense of $41 million for the same period in 2020.

Liquidity

As of March 31, 2021, the company had access to approximately $1.7 billion of total liquidity, including $629 million of cash and cash equivalents and approximately $1.1 billion of available borrowing capacity.

Progress on the GXO Spin-Off

The company is on track with its plan to spin off its logistics segment in the second half of 2021. To date, as previously announced, the company has:

•	Unveiled the spin-off’s corporate name as GXO Logistics, Inc., its brand as GXO and its tagline as Logistics at full potential;

•	Named eight executives to GXO leadership positions; all will transition to GXO from XPO once the spin-off is complete: Malcolm Wilson, chief executive officer; Baris Oran, chief financial officer; Mark Manduca, chief investment officer; Richard Cawston, president – Europe; Ashfaque Chowdhury, president – Americas and Asia Pacific; Bill Fraine, chief commercial officer; Sandeep Sakharkar, chief information officer; and Maryclaire Hammond, chief human resources officer; and

•	Filed a confidential initial Form 10 registration statement for the spin-off with the U.S. Securities and Exchange Commission in March.

Completion of the spin-off is subject to various conditions, and there can be no assurance that the transaction will occur or, if it does occur, of its terms or timing.

Conference Call

The company will hold a conference call on Tuesday, May 4, 2021, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until June 4, 2021. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13718521.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) provides cutting-edge supply chain solutions to the most successful companies in the world. The company is the second largest contract logistics provider and the second largest freight broker globally, and a top three less-than-truckload provider in North America. XPO uses a highly integrated network of 1,621 locations in 30 countries to serve more than 50,000 customers. Approximately 140,000 team members, including 108,000 employees and 32,000 temporary workers, help XPO’s customers manage their supply chains most efficiently. The company’s corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the three ended March 31, 2021 and 2020 used in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted EBITDA margin on a consolidated basis and for our transportation and logistics segments as well as adjusted EBITDA for corporate; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”); net revenue and net revenue margin for our transportation segment, including net revenue for our North American truck brokerage business; adjusted operating income, adjusted operating ratio, adjusted EBITDA and adjusted EBITDA margin for our North American less-than-truckload business; and organic revenue for our logistics segment.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that net revenue and net revenue margin improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and revenue generated by the logistics operations we recently acquired from Kuehne+Nagel in the UK.

With respect to our full year 2021 financial targets for adjusted EBITDA, adjusted diluted EPS and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our full year 2021 financial targets for adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate, adjusted diluted EPS, gross capital expenditures, net capital expenditures and free cash flow as well as our company’s planned spin-off of its logistics segment. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the potential timing and expected benefits of the proposed spin-off of our logistics segment, including final approval for the proposed spin-off and the risk that the spin-off may not be completed on the terms or timeline currently contemplated, if at all; the impact of the proposed spin-off on the size and business diversity of our company; the ability of the proposed spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.

Joe Checkler

+1-203-423-2098

joe.checkler@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue	$4,774	$3,864
Cost of transportation and services	2,328	1,898
Direct operating expense	1,656	1,360
Sales, general and administrative expense	588	525
Operating income (1)	202	81
Other income	(26)	(18)
Foreign currency gain	(2)	(8)
Debt extinguishment loss	8	-
Interest expense	69	72
Income before income tax provision	153	35
Income tax provision	35	10
Net income	118	25
Net income attributable to noncontrolling interests	(3)	(2)
Net income attributable to XPO	$115	$23

Net income attributable to common shareholders (2)	$115	$21

Basic earnings per share	$1.08	$0.23
Diluted earnings per share	$1.02	$0.20

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	106	92
Diluted weighted-average common shares outstanding	112	103

(1) Operating income for the three months ended March 31, 2021 and 2020 reflects the net impact of direct and incremental COVID-19-related costs of $2 million and $5 million, respectively.

(2) Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$-	$1
Preferred dividends	-	1

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$629	$2,054
Accounts receivable, net of allowances of $60 and $65, respectively	3,137	2,886
Other current assets	505	430
Total current assets	4,271	5,370
Long-term assets
Property and equipment, net of $2,653 and $2,568 in accumulated depreciation, respectively	2,651	2,661
Operating lease assets	2,602	2,278
Goodwill	4,554	4,599
Identifiable intangible assets, net of $944 and $909 in accumulated amortization, respectively	955	974
Other long-term assets	336	287
Total long-term assets	11,098	10,799
Total assets	$15,369	$16,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,329	$1,255
Accrued expenses	1,966	1,814
Short-term borrowings and current maturities of long-term debt	88	1,338
Short-term operating lease liabilities	533	483
Other current liabilities	260	263
Total current liabilities	4,176	5,153
Long-term liabilities
Long-term debt	5,162	5,369
Deferred tax liability	378	371
Employee benefit obligations	178	192
Long-term operating lease liabilities	2,086	1,795
Other long-term liabilities	475	440
Total long-term liabilities	8,279	8,167

Stockholders’ equity
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; — and 0.001
of Series A shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	-	1
Common stock, $0.001 par value; 300 shares authorized; 112 and 102 shares issued and
outstanding as of March 31, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	1,988	1,998
Retained earnings	983	868
Accumulated other comprehensive loss	(195)	(158)
Total stockholders’ equity before noncontrolling interests	2,776	2,709
Noncontrolling interests	138	140
Total equity	2,914	2,849
Total liabilities and equity	$15,369	$16,169

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2021	2020
Operating activities
Net income	$118	$25
Adjustments to reconcile net income to net cash from operating activities
Depreciation, amortization and net lease activity	192	183
Stock compensation expense	10	18
Accretion of debt	5	4
Deferred tax benefit	(4)	(2)
Debt extinguishment loss	8	-
Unrealized gain on foreign currency option and forward contracts	(1)	(4)
Gains on sales of property and equipment	(24)	(27)
Other	(2)	5
Changes in assets and liabilities
Accounts receivable	(196)	44
Other assets	(21)	(16)
Accounts payable	12	(69)
Accrued expenses and other liabilities	76	19
Net cash provided by operating activities	173	180
Investing activities
Payment for purchases of property and equipment	(140)	(139)
Proceeds from sale of property and equipment	36	54
Other	9	6
Net cash used in investing activities	(95)	(79)
Financing activities
Proceeds from (repayment of) borrowings related to securitization program	(49)	182
Repurchase of debt	(1,200)	-
Proceeds from borrowings on ABL facility	-	620
Repayment of borrowings on ABL facility	(200)	(20)
Repayment of debt and finance leases	(29)	(25)
Payment for debt issuance costs	(5)	-
Repurchase of common stock	-	(114)
Change in bank overdrafts	1	42
Payment for tax withholdings for restricted shares	(21)	(16)
Other	2	(1)
Net cash provided by (used in) financing activities	(1,501)	668
Effect of exchange rates on cash, cash equivalents and restricted cash	(2)	(19)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,425)	750
Cash, cash equivalents and restricted cash, beginning of period	2,065	387
Cash, cash equivalents and restricted cash, end of period	$640	$1,137

Transportation
Summary Financial Table
(Unaudited)
(In millions)
	Three Months Ended March 31,
	2021	2020	Change %
Revenue	$2,989	$2,459	21.6%
Cost of transportation and services	2,099	1,732	21.2%
Direct operating expense	350	308	13.6%
Sales, general and administrative expense	331	299	10.7%
Operating income (1)	$209	$120	74.2%
Other income (2)	17	13	30.8%
Total depreciation and amortization	115	110	4.5%
Transaction and integration costs	1	7	-85.7%
Restructuring costs	1	3	-66.7%
Adjusted EBITDA (3)	$343	$253	35.6%
Adjusted EBITDA margin (3) (4)	11.5%	10.3%

(1) Operating income for the three months ended March 31, 2021 and 2020 reflects the net impact of direct and incremental COVID-19-related costs of $2 million and $2 million, respectively.
(2) Other income consists of pension income.
(3) See the “Non-GAAP Financial Measures” section of the press release.
(4) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Transportation
Key Data by Service Offering
(Unaudited)
(In millions)
	Three Months Ended March 31,
	2021	2020
Revenue
North America
Freight Brokerage	$890	$586
Less-Than-Truckload	976	910
Last Mile	246	201
Managed Transport (1)	97	83
Total North America	2,209	1,780
Europe
Freight Brokerage and Truckload	494	437
Less-Than-Truckload	245	225
Total Europe	739	662
Global Forwarding	100	61
Eliminations	(59)	(44)
Total Revenue	$2,989	$2,459

Net Revenue
North America
Freight Brokerage	$177	$103
Less-Than-Truckload	409	371
Last Mile	84	70
Managed Transport	23	24
Total North America	693	568
Europe	177	146
Global Forwarding	20	13
Total Net Revenue (2)	$890	$727

Net Revenue Margin
North America
Freight Brokerage	19.9%	17.5%
Less-Than-Truckload	41.9%	40.8%
Last Mile	34.2%	35.0%
Managed Transport	23.4%	28.8%
Total North America	31.4%	31.9%
Europe	24.0%	22.0%
Global Forwarding	20.2%	22.9%
Overall Net Revenue Margin	29.8%	29.6%

Direct Operating Expense
North America
Freight Brokerage	$30	$23
Less-Than-Truckload	169	147
Last Mile	28	26
Managed Transport	15	15
Total North America	242	211
Europe	105	95
Global Forwarding	3	2
Total Direct Operating Expense	$350	$308

(1) Within our managed transportation business, to the extent that we are primarily being paid for arranging transportation on behalf of our customer, we generally recognize revenue as the difference between the amount the customer pays us for the service less the amount we are charged by third parties who provide the service.
(2) Net revenue equals Revenue less Cost of transportation and services. See the “Non-GAAP Financial Measures” section of the press release.
Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

North American Less-Than-Truckload
Summary Data Table
(Unaudited)
	Three Months Ended March 31,
	2021	2020	Change %
Pounds per day (thousands)	70,730	68,212	3.7%

Shipments per day	49,788	48,603	2.4%

Average weight per shipment (in pounds)	1,421	1,403	1.3%

Gross revenue per shipment	$314.45	$297.03	5.9%

Gross revenue per hundredweight (including fuel surcharges)	$22.13	$21.16	4.6%

Gross revenue per hundredweight (excluding fuel surcharges)	$19.11	$18.34	4.2%

Average length of haul (in miles)	833.2	813.3

Total average load factor (1)	24,411	23,859	2.3%

Average age of tractor fleet (years)	5.59	5.14

Number of working days	63.0	64.0

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

North American Less-Than-Truckload

Adjusted Operating Ratio and Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2021	2020	Change %
Revenue (excluding fuel surcharge revenue)	$827	$775	6.7%
Fuel surcharge revenue	135	123	9.8%
Revenue	962	898	7.1%
Salaries, wages and employee benefits	453	437	3.7%
Purchased transportation	94	87	8.0%
Fuel and fuel-related taxes	63	57	10.5%
Other operating expenses	134	118	13.6%
Depreciation and amortization	55	56	-1.8%
Rents and leases	18	15	20.0%
Operating income (1)	145	128	13.3%
Operating ratio (2)	84.9%	85.7%
Transaction and integration costs	-	2	NM
Amortization expense	8	8	0.0%
Other income (3)	14	11	27.3%
Adjusted operating income (4)	$167	$149	12.1%
Adjusted operating ratio (4) (5) (6)	82.6%	83.4%
Depreciation expense	47	48	-2.1%
Adjusted EBITDA (4)	$214	$197	8.6%
Adjusted EBITDA margin (4) (7)	22.2%	21.9%

NM - Not meaningful.

(1) Operating income for the three months ended March 31, 2021 and 2020 reflects the net impact of direct and incremental COVID-19-related costs of $2 million and $- million, respectively.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(3) Other income primarily consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

(6) Excluding the impact of gains on real estate transactions from both periods, the Adjusted operating ratio improved by 220 basis points from 86.5% in the first quarter of 2020 to 84.3% in the first quarter of 2021.

(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2021	2020	Change %
Revenue (1)	$1,818	$1,437	26.5%
Cost of transportation and services	261	198	31.8%
Direct operating expense	1,307	1,051	24.4%
Sales, general and administrative expense	182	150	21.3%
Operating income (2)	$68	$38	78.9%
Other income (3)	8	7	14.3%
Total depreciation and amortization	74	69	7.2%
Transaction and integration costs	5	7	-28.6%
Restructuring costs	-	-	0.0%
Adjusted EBITDA (4)	$155	$121	28.1%
Adjusted EBITDA margin (4) (5)	8.5%	8.4%

(1) The Kuehne + Nagel business, which was acquired in January 2021, contributed approximately 8.2 percentage points to Logistics’ revenue growth.

(2) Operating income for the three months ended March 31, 2021 and 2020 reflects the net impact of direct and incremental COVID-19-related costs of $- million and $3 million, respectively.

(3) Other income consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Logistics
Key Data by Geography
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2021	2020
Revenue
North America	$621	$572
Europe (1)	1,197	865
Total revenue	$1,818	$1,437

Gross margin (2)
North America	$61	$53
Europe	189	135
Total gross margin	$250	$188

Gross margin %
North America	9.8%	9.2%
Europe	15.8%	15.7%
Total gross margin %	13.8%	13.1%

(1) The Kuehne + Nagel acquired business contributed approximately 13.6 percentage points to Europe’s revenue growth of 38.4%.
(2) Gross margin equals Revenue less Cost of transportation and services and Direct operating expense.

Corporate
Summary of Sales, General and Administrative Expense
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2021	2020	Change %
Sales, general and administrative expense	$75	$77	-2.6%
Operating loss	$(75)	$(77)	-2.6%
Other income (expense) (1)	2	2	0.0%
Total depreciation and amortization	3	4	-25.0%
Transaction and integration costs	12	30	-60.0%
Restructuring costs	3	-	NM
Adjusted EBITDA (2)	$(55)	$(41)	34.1%

NM - Not meaningful.

(1) Other income (expense) consists of pension income, foreign currency gain (loss) and other income (expense).
(2) See the “Non-GAAP Financial Measures” section of the press release.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended
	March 31,
	2021	2020
Revenue	$(33)	$(32)
Cost of transportation and services	(32)	(32)
Direct operating expense	(1)	1
Sales, general and administrative expense	-	(1)
Operating income	$-	$-

XPO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2021	2020	Change %
Net income attributable to common shareholders	$115	$21	447.6%
Distributed and undistributed net income (1)	-	2
Net income attributable to noncontrolling interests	3	2
Net income	118	25	372.0%
Debt extinguishment loss	8	-
Interest expense	69	72
Income tax provision	35	10
Depreciation and amortization expense	192	183
Unrealized gain on foreign currency option and forward contracts	(1)	(4)
Transaction and integration costs	18	44
Restructuring costs	4	3
Adjusted EBITDA (2)	$443	$333	33.0%
Revenue	$4,774	$3,864	23.6%
Adjusted EBITDA margin (2) (3)	9.3%	8.6%

(1) Relates to the Series A Preferred Stock and is comprised of actual preferred stock dividends and the non-cash allocation of undistributed earnings.
(2) See the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.
(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Net Income and Adjusted Net Income Per Share
(Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2021	2020 (1)
GAAP net income attributable to common shareholders	$115	$21
Debt extinguishment loss	8	-
Unrealized gain on foreign currency option and forward contracts	(1)	(4)
Amortization of acquisition-related intangible assets	36	35
Transaction and integration costs	18	44
Restructuring costs	4	3
Income tax associated with the adjustments above (2)	(15)	(22)
Impact of noncontrolling interests on above adjustments	(1)	-
Allocation of undistributed earnings	-	(6)
Adjusted net income attributable to common shareholders (3)	$164	$71

Adjusted basic earnings per share (3)	$1.55	$0.77
Adjusted diluted earnings per share (3)	$1.46	$0.69

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	106	92
Diluted weighted-average common shares outstanding	112	103

(1) First quarter 2020 was recast to exclude the amortization of acquisition-related intangible assets.
(2) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$2	$-
Unrealized gain on foreign currency option and forward contracts	-	(1)
Amortization of acquisition-related intangible assets	8	10
Transaction and integration costs	4	12
Restructuring costs	1	1
	$15	$22

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes.
(3) See the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.
Other Reconciliations
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2021	2020
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
Net cash provided by operating activities	$173	$180
Payment for purchases of property and equipment	(140)	(139)
Proceeds from sale of property and equipment	36	54
Free Cash Flow (1)	$69	$95

	Three Months Ended March 31,
	2021	2020
Reconciliation of Logistics' GAAP Revenue to Organic Revenue
Revenue	$1,818	$1,437
Kuehne + Nagel revenue	(118)	-
Foreign exchange rates	(79)	-
Organic Revenue (1)	$1,621	$1,437
Organic Revenue Growth (1) (2)	12.8%

	Three Months Ended March 31,
	2021	2020	Change %
North American Truck Brokerage Reconciliation of GAAP Revenue to Net Revenue
Revenue	$589	$321	83.4%
Cost of transportation and services	479	274
Net revenue (1)	110	47	131.5%

(1) See the “Non-GAAP Financial Measures” section of the press release.
(2) Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2020 organic revenue. See the “Non-GAAP Financial Measures” section of the press release.